Exhibit 99.1
NEWS RELEASE

Media Contact:	Doug Kline Sempra Energy (877) 866-2066 www.sempra.com
Financial Contacts:	Dennis Arriola/Karen Sedgwick Sempra Energy (877) 736-7727

SEMPRA ENERGY'S SECOND-QUARTER 2006
NET INCOME TRIPLES ON
IMPROVED OPERATIONS, ASSET SALES
  Quarterly Income From Continuing Operations Rises 55 Percent
  Asset Sales Generate $1.3 Billion Pre-tax for Capital Program

SAN DIEGO, Aug. 3, 2006 - Sempra Energy (NYSE: SRE) today reported second-quarter 2006 net income of $373 million, or $1.43 per diluted share, more than triple last year's second-quarter net income of $121 million, or $0.48 per diluted share.

Second-quarter 2006 net income included $188 million, or $0.72 per diluted share, in discontinued operations, principally related to gains from asset sales, offset by impairment charges from assets held for sale. Income from continuing operations was $185 million, or $0.71 per diluted share, in the second quarter 2006, compared with $119 million, or $0.47 per diluted share, in the prior-year's quarter. Second-quarter 2006 income from continuing operations was reduced by a $7 million impairment, or $0.03 per diluted share, related to the sale of the company's Texas natural gas-fired generating assets.

For the first six months of 2006, Sempra Energy's net income was $628 million, or $2.42 per diluted share, compared with $344 million, or $1.40 per diluted share, in the first half of 2005. Income from continuing operations for the first six months of 2006 was $419 million, or $1.61 per diluted share, compared with $340 million, or $1.38 per diluted share, during the same period last year.

"Our higher second-quarter earnings reflect the continued outstanding results by our core operating units," said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy. "Our initiative to divest non-strategic assets has exceeded our expectations, thus far, generating about $1.3 billion in pre-tax proceeds to strengthen our balance sheet and support our $10 billion, five-year capital program. This is part of our focused strategy of redeploying capital into critical energy infrastructure. These efforts are being led by our natural gas businesses and our California utilities."

Revenues for Sempra Energy were $2.5 billion in the second quarter 2006, compared with $2.2 billion in the year-ago quarter, due primarily to higher electric revenues and improved margins in commodity marketing.

OPERATING HIGHLIGHTS

Sempra Utilities

Net income for San Diego Gas & Electric (SDG&E) in the second quarter 2006 rose to $65 million from $29 million in the year-ago quarter. During the most recent quarter, SDG&E benefited from one-time and continuing items related to regulatory decisions associated with prior-period cost recovery, performance-based-ratemaking incentive awards and increased earnings from generation investments. These investments included the recently commissioned Palomar Energy Center, a new 550-megawatt natural gas-fired power plant.

"The recent heat wave reinforces the continuing need for new and improved electric infrastructure," Felsinger said. "SDG&E customers set an all-time record for power consumption July 22 - a Saturday - with peak usage 50-percent higher than expected. That's why, since 2001, we've invested more than $2 billion in new electric generation, transmission and distribution infrastructure to handle the ever-increasing demands on SDG&E's system and also why we're proposing a new 500,000-volt transmission line to support the region."

Southern California Gas Co.'s second-quarter 2006 net income was $58 million, unchanged from the prior year.

Sempra Commodities

On the strength of increased natural gas and power sales and improved margins in North America and Europe, Sempra Commodities' second-quarter net income more than doubled to $69 million in 2006 from $26 million last year.

"Sempra Commodities continues to prosper amidst volatile global energy markets by helping its customers manage their energy needs," Felsinger said.

Sempra Generation

In the second quarter 2006, Sempra Generation's net income was $17 million, compared with $22 million in the second quarter 2005, due primarily to the impairment charge related to the sale of the Texas gas-fired power plants.

On July 7, 2006, Sempra Generation completed the sale of its 50-percent ownership of the Coleto Creek coal-fired power plant and the above-mentioned seven gas-fired power plants in Texas. As a result of these transactions, Sempra Generation will record a third-quarter 2006 after-tax gain of approximately $208 million.

Sempra Pipelines & Storage

Second-quarter net income for Sempra Pipelines & Storage in 2006 was $28 million, up from $16 million in 2005, due primarily to the favorable resolution of prior years' tax issues.

During the most recent quarter, the Rockies Express Pipeline project, in which Sempra Pipelines & Storage owns a 25-percent stake, announced the start of a binding open season to solicit support to extend the pipeline east from its currently proposed terminus in Monroe County, Ohio, to Oakford, Pa.  The 100-mile extension is designed to provide up to 1.8 billion cubic feet per day of firm transportation capacity to Pennsylvania.

Sempra LNG

Sempra LNG reported a net loss of $17 million in the second quarter 2006, compared with a net loss of $5 million in the year-ago quarter, due primarily to a $12 million mark-to-market loss on a marketing agreement with Sempra Commodities related to Sempra LNG's Energía Costa Azul receipt terminal under development in Baja California, Mexico.

Construction remains on schedule for Sempra LNG's receipt terminals in Mexico and Cameron, La. Both terminals are expected to be operational in 2008.

Discontinued Operations

Sempra Energy has undertaken a program to sell non-core assets to help fund its capital program, which is focused on developing North American natural gas infrastructure and growing its California utilities.

During the second quarter 2006, Sempra Generation sold its Twin Oaks coal-fired generation facility in Texas, as well as its energy-facilities-management and performance-contracting operations. During the first half of 2006, these sales resulted in an after-tax gain of $247 million.

On July 31, 2006, Sempra Generation also completed the sale of its exploration and production business, which will result in a third-quarter 2006 after-tax gain of approximately $110 million.

During the second quarter 2006, Sempra Pipelines & Storage also recorded a $35 million after-tax impairment charge for its natural gas distribution investments in Maine and North Carolina.

Internet Broadcast

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (706) 645-9291 and entering the passcode 2763046.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2005 revenues of $11.7 billion. The Sempra Energy companies' 14,000 employees serve more than 29 million consumers in the United States, Europe, Canada, Mexico, South America and Asia.

Income-statement information by business unit is available on Sempra Energy's Web site at http://www.sempra.com/downloads/2Q2006_Table_All.pdf.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources, the Federal Energy Regulatory Commission and other regulatory bodies in the United States and other countries; capital markets conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov and on the company's Web site, www.sempra.com.

Sempra LNG and Sempra Pipelines & Storage are not the same companies as the utilities, SDG&E or SoCalGas, and are not regulated by the California Public Utilities Commission.  Sempra Energy Trading, doing business as Sempra Commodities, and Sempra Generation are not the same companies as the utilities, SDG&E or SoCalGas, and the California Public Utilities Commission does not regulate the terms of their products and services.

SEMPRA ENERGY
Table A

STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Six months ended
	June 30,		June 30,

(Dollars in millions, except per share amounts)	2006	2005	2006	2005

	(Unaudited)
Operating revenues
California utilities	$ 1,568	$ 1,461	$ 3,696	$ 3,288
Sempra Global and parent	918	762	2,126	1,582

Total operating revenues	2,486	2,223	5,822	4,870

Operating expenses
California utilities:
Cost of natural gas	535	600	1,665	1,513
Cost of electric fuel and purchased power	153	146	363	291
Other cost of sales	547	530	1,220	1,087
Other operating expenses	679	532	1,356	1,064
Depreciation and amortization	171	158	328	314
Franchise fees and other taxes	64	55	141	122

Total operating expenses	2,149	2,021	5,073	4,391

Operating income	337	202	749	479
Other income (expense), net	(5)	(3)	(1)	5
Interest income	25	12	39	22
Interest expense	(87)	(72)	(183)	(146)
Preferred dividends of subsidiaries	(3)	(3)	(5)	(5)

Income from continuing operations before income taxes and
equity in earnings of certain unconsolidated subsidiaries	267	136	599	355
Income tax expense	96	33	204	41
Equity in income of certain unconsolidated subsidiaries	14	16	24	26

Income from continuing operations	185	119	419	340
Discontinued operations, net of tax	188	2	209	4

Net income	$ 373	$ 121	$ 628	$ 344

Basic earnings per share:
Income from continuing operations	$ 0.73	$ 0.49	$ 1.64	$ 1.42
Discontinued operations, net of tax	0.73	0.01	0.82	0.02

Net income	$ 1.46	$ 0.50	$ 2.46	$ 1.44

Weighted-average number of shares outstanding (thousands)	255,728	243,898	254,996	238,448

Diluted earnings per share:
Income from continuing operations	$ 0.71	$ 0.47	$ 1.61	$ 1.38
Discontinued operations, net of tax	0.72	0.01	0.81	0.02

Net income	$ 1.43	$ 0.48	$ 2.42	$ 1.40

Weighted-average number of shares outstanding (thousands)	260,320	250,073	259,804	245,772

Dividends declared per share of common stock	$ 0.30	$ 0.29	$ 0.60	$ 0.58

The statements above reflect the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2006	2005

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 721	$ 769
Short-term investments	4	12
Accounts receivable	741	1,145
Deferred income taxes	347	134
Interest receivable	29	29
Trading-related receivables and deposits, net	2,635	3,370
Derivative trading instruments	4,077	4,502
Commodities owned	1,863	2,498
Regulatory assets	213	255
Inventories	136	205
Other	250	297

Current assets of continuing operations	11,016	13,216
Current assets of discontinued operations	216	611

Total current assets	11,232	13,827

Investments and other assets:
Due from unconsolidated affiliates	20	21
Regulatory assets arising from fixed-price contracts and other derivatives	377	398
Other regulatory assets	718	713
Nuclear decommissioning trusts	649	638
Investments	1,092	1,091
Sundry	814	802

Total investments and other assets	3,670	3,663

Property, plant and equipment, net	12,385	11,756

Total assets	$ 27,287	$ 29,246

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$ 375	$ 1,043
Accounts payable	954	1,394
Income taxes payable	118	86
Trading-related payables	2,917	4,127
Derivative trading instruments	2,895	3,246
Commodities sold with agreement to repurchase	218	634
Dividends and interest payable	144	140
Regulatory balancing accounts, net	367	192
Fixed-price contracts and other derivatives	92	130
Current portion of long-term debt	681	98
Other	862	1,012

Current liabilities of continuing operations	9,623	12,102
Current liabilities of discontinued operations	206	151

Total current liabilities	9,829	12,253

Long-term debt	4,414	4,815

Deferred credits and other liabilities:
Due to unconsolidated affiliate	162	162
Customer advances for construction	120	110
Postretirement benefits other than pensions	121	121
Deferred income taxes	218	214
Deferred investment tax credits	70	73
Regulatory liabilities arising from removal obligations	2,353	2,313
Asset retirement obligations	983	958
Other regulatory liabilities	206	200
Fixed-price contracts and other derivatives	392	400
Deferred credits and other	1,413	1,288

Total deferred credits and other liabilities	6,038	5,839

Preferred stock of subsidiaries	179	179

Shareholders' equity	6,827	6,160

Total liabilities and shareholders' equity	$ 27,287	$ 29,246

The statements above reflect the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage.

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Six months ended
	June 30,

(Dollars in millions)	2006	2005

	(Unaudited)
Cash Flows from Operating Activities:
Income from continuing operations	$ 419	$ 340
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	328	314
Deferred income taxes and investment tax credits	(216)	(60)
Other	76	10
Net changes in other working capital components	79	(51)
Changes in other assets	(2)	15
Changes in other liabilities	32	2

Net cash provided by continuing operations	716	570
Net cash provided by discontinued operations	76	20

Net cash provided by operating activities	792	590

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(893)	(574)
Proceeds from sale of assets from continuing operations	24	15
Expenditures for investments	(120)	(6)
Distribution from investment	104	-
Purchases of nuclear decommissioning and other trust assets	(398)	(162)
Proceeds from sales by nuclear decommissioning and other trusts	371	130
Dividends received from unconsolidated affiliates	3	46
Other	(5)	5

Net cash used in continuing operations	(914)	(546)
Net cash provided by (used in) discontinued operations	560	(12)

Net cash used in investing activities	(354)	(558)

Cash Flows from Financing Activities:
Common dividends paid	(134)	(119)
Issuances of common stock	46	666
Repurchases of common stock	(12)	(95)
Issuances of long-term debt	253	250
Redemption of mandatorily redeemable preferred securities	-	(200)
Payments on long-term debt	(64)	(67)
Decrease in short-term debt, net	(668)	(156)
Financing transaction related to Sempra Financial	83	-
Other	8	(3)

Net cash provided by (used in) continuing operations	(488)	276
Net cash provided by discontinued operations	2	1

Net cash provided by (used in) financing activities	(486)	277

Increase (decrease) in cash and cash equivalents	(48)	309
Cash and cash equivalents, January 1	769	415

Cash and cash equivalents, June 30	$ 721	$ 724

The statements above reflect the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage.

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

(Dollars in millions)	2006	2005	2006	2005

Net Income
California Utilities:
San Diego Gas & Electric	$ 65	$ 29	$ 112	$ 88
Southern California Gas	58	58	107	127

Total California Utilities	123	87	219	215

Sempra Global:
Sempra Commodities	69	26	185	55
Sempra Generation*	17	22	57	67
Sempra Pipelines & Storage*	28	16	39	29
Sempra LNG	(17)	(5)	(22)	(10)

Total Sempra Global	97	59	259	141

Parent & Other	(35)	(27)	(59)	(16)

Continuing Operations	185	119	419	340

Discontinued Operations	188	2	209	4

Consolidated Net Income	$ 373	$ 121	$ 628	$ 344

* Excludes amounts now classified as discontinued operations.

CAPITAL EXPENDITURES & INVESTMENTS (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

(Dollars in millions)	2006	2005	2006	2005

Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 140	$ 102	$ 723	$ 196
Southern California Gas	96	83	193	146

Total California Utilities	236	185	916	342

Sempra Global:
Sempra Generation	5	36	35	83
Sempra Commodities	10	16	30	29
Sempra Pipelines & Storage	41	3	146	7
Sempra LNG	193	68	345	113

Total Sempra Global	249	123	556	232

Parent & Other	9	4	(459) (1)	6

Consolidated Capital Expenditures and Investments	$ 494	$ 312	$ 1,013	$ 580

(1) Reflects the transfer of the Palomar plant to SDG&E from Sempra Generation.

The statements above reflect the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,

CALIFORNIA UTILITIES	2006	2005		2006	2005

Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 660	$ 535		$ 1,378	$ 1,151
SoCalGas (excludes intercompany sales)	$ 908	$ 926		$ 2,318	$ 2,137

Gas Sales (Bcf)	89	86		230	223
Transportation and Exchange (Bcf)	132	117		254	239

Total Deliveries (Bcf)	221	203		484	462

Total Gas Customers (Thousands)				6,427	6,335

Electric Sales (Millions of kWhs)	3,832	3,782		7,875	7,688
Direct Access (Millions of kWhs)	756	808		1,654	1,628

Total Deliveries (Millions of kWhs)	4,588	4,590		9,529	9,316

Total Electric Customers (Thousands)				1,346	1,327

SEMPRA GENERATION

Power Sold (Millions of kWhs)	4,592	4,347	(1)	10,342	9,336	(1)

(1)	Revised to exclude the Twin Oaks power plant as a discontinued operation.

SEMPRA PIPELINES & STORAGE
(Represents 100% of these subsidiaries, although only the Mexican subsidiaries are 100% owned by Sempra Energy.)

Natural Gas Sales (Bcf)
Argentina	67	71		119	122
Mexico	11	11		21	21
Chile	-	-		1	1
Natural Gas Customers (Thousands)
Argentina				1,487	1,473
Mexico				99	98
Chile				38	38
Electric Sales (Millions of kWhs)
Peru	1,157	1,075		2,322	2,127
Chile	563	508		1,177	1,241
Electric Customers (Thousands)
Peru				777	757
Chile				528	516

SEMPRA ENERGY
Table E (Continued)

SEMPRA COMMODITIES

	Three months ended			Six months ended
	June 30,			June 30,

Margin* (Dollars in millions)	2006	2005		2006	2005

Geographical:
North America	$ 247	$ 169		$ 606	$ 294
Europe/Asia	18	(35)		24	(6)

Total	$ 265	$ 134		$ 630	$ 288

Product Line:
Gas	$ 105	$ 16		$ 284	$ 1
Power	110	82		211	124
Oil - Crude & Products	33	(9)		86	71
Metals	(2)	25		25	39
Other	19	20		24	53

Total	$ 265	$ 134		$ 630	$ 288

* Margin consists of net revenues less related costs (primarily brokerage, transportation and storage) plus or minus net interest expense/income, and is used by management in evaluating its geographical and product line performance.

	Three months ended			Six months ended
	June 30,			June 30,

Effect of EITF 02-03 (Dollars in millions)	2006	2005		2006	2005

Mark-to-Market Earnings **	$ 83	$ 77		$ 243	$ 129
Effect of EITF 02-03 ***	(14)	(51)		(58)	(74)

GAAP Net Income	$ 69	$ 26		$ 185	$ 55

** Represents the fair market value of all commodities transactions. This metric is a useful measurement of profitability because it simultaneously recognizes changes in the various components of transactions and reflects how the business is managed.

*** Consists of the income statement effect of not recognizing changes in the fair market value of certain physical inventories and capacity contracts for transportation and storage.

	Fair
	Market Value
	June 30,	Scheduled Maturity (in months)

Net Unrealized Revenue (Dollars in millions)	2006	0 - 12	13 - 24	25 - 36	> 36

Sources of Over-the-Counter (OTC) Fair Value:
Prices actively quoted	$ 1,125	$ 259	$ 417	$ 323	$ 126
Prices provided by other external sources	62	(5)	1	-	66
Prices based on models and other valuation methods	(30)	-	-	-	(30)

Total OTC Fair Value (1)	1,157	254	418	323	162

Maturity of OTC Fair Value - Cumulative Percentages		22.0%	58.1%	86.0%	100.0%

Exchange Contracts (2)	80	232	40	(130)	(62)

Total Net Unrealized Revenue at June 30, 2006	$ 1,237	$ 486	$ 458	$ 193	$ 100

Net Unrealized Revenue - Cumulative Percentages		39.3%	76.3%	91.9%	100.0%

(1) The present value of unrealized revenue to be received from outstanding OTC contracts
(2) Cash received or (paid) associated with open Exchange Contracts

	June 30,	December 31,
Credit Quality of Unrealized Trading Assets (net of margin)	2006	2005

Commodity Exchanges	14%	2%
Investment Grade	61%	75%
Below Investment Grade	25%	23%

	Three months ended			Six months ended
	June 30,			June 30,

Risk Adjusted Performance Indicators (Mark-to-Market Basis)	2006	2005		2006	2005

VaR at 95% (Dollars in millions) (1)	$ 14.3	$ 9.6		$ 18.1	$ 9.1
VaR at 99% (Dollars in millions) (2)	$ 20.1	$ 13.6		$ 25.6	$ 12.8
Risk Adjusted Return on Capital (RAROC) (3)	30%	37%		32%	35%

(1) Average Daily Value-at-Risk for the period using a 95% confidence level
(2) Average Daily Value-at-Risk for the period using a 99% confidence level
(3) Average Daily Trading Margin/Average Daily VaR at 95% confidence level

Physical Statistics

Natural Gas (BCF/Day)	11.6	10.6		12.1	11.4
Electric (Billions of kWhs)	109.0	86.0		223.9	193.8
Oil & Liquid Products (Millions Bbls/Day)	0.9	1.0		0.8	1.0